Exhibit 10.29

EXECUTION VERSION

MASTER MOTOR VEHICLE OPERATING LEASE AND SERVICING AGREEMENT

Dated as of May 24, 2010

between

ZIPCAR VEHICLE FINANCING LLC

as Lessor

and

ZIPCAR, INC.

as Lessee and Servicer

As set forth in Section 19 hereof, Lessor has assigned to the Trustee (as defined herein) certain of its right, title and interest in and to this lease. To the extent, if any, that this lease constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this lease may be created through the transfer or possession of any counterpart other than the original executed counterpart, which shall be identified as the counterpart containing the receipt therefor executed by the trustee on the signature page thereof.

[THIS IS NOT COUNTERPART NO. 1]

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

Schedule 2.1: Vehicle Acceptance/Rejection

Schedule 7: Customary practices regarding the preparation, conditioning and scheduled maintenance of vehicles

Schedule 23.12: Material Litigation

iii

MASTER MOTOR VEHICLE OPERATING LEASE AND SERVICING AGREEMENT

This Master Motor Vehicle Operating Lease and Servicing Agreement (this “Agreement”), dated as of May 24, 2010, by and between ZIPCAR VEHICLE FINANCING LLC, a Delaware limited liability company (“ZVF”), as lessor (in such capacity, the “Lessor”) and ZIPCAR, INC., a Delaware corporation (“Zipcar”), as lessee (in such capacity, the “Lessee”) and as servicer (in such capacity, the “Servicer”).

W I T N E S S E T H:

WHEREAS, the Lessor will purchase certain passenger automobiles and light duty trucks that the Lessor determines shall be leased hereunder;

WHEREAS, the Lessor desires to lease to the Lessee and the Lessee desires to lease from the Lessor the ZVF Vehicles for use in connection with the daily car-sharing business of the Lessee;

NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. DEFINITIONS. Except as otherwise specified, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Definitions List attached as Schedule 1 to the Base Indenture, dated as of May 24, 2010 (the “Base Indenture”), between ZVF, as Issuer, and Deutsche Bank Trust Company Americas, as Trustee, as such Base Indenture may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms.

2. GENERAL AGREEMENT. (a) The Lessee and the Lessor intend that this Agreement is a lease and that the relationship between the Lessor and the Lessee pursuant hereto shall always be only that of lessor and lessee, and the Lessee hereby declares, acknowledges and agrees that the Lessor is the owner of, and holds legal title to, the ZVF Vehicles. The Lessee shall not acquire by virtue of this Agreement any right, equity, title or interest in or to any ZVF Vehicles, except the right to use the same under the terms hereof. The parties agree that this Agreement is a “true lease” and agree to treat this Agreement as a lease for all purposes, including accounting, regulatory and otherwise, except it will be disregarded for income tax purposes to the extent the Lessor is a disregarded entity of the Lessee for income tax purposes.

(b) If, notwithstanding the intent of the parties to this Agreement, this Agreement is characterized by any third party as a financing arrangement or as otherwise not constituting a “true lease,” then it is the intention of the parties that this Agreement shall constitute a security agreement under applicable law, and, to secure all of its obligations under this Agreement, the Lessee hereby grants to the Lessor a security interest in all of the Lessee’s right, title and interest, if any, in and to all of the following assets, property and interests in property, whether now owned or hereafter acquired or created:

(i) the rights of the Lessee under this Agreement, as the same may be amended, modified or supplemented from time to time in accordance with its terms, and each Supplemental Document (collectively, the “Lessee Agreements”), including, without limitation, (a) all monies, if any, due and to become due to the Lessee under or in connection with any of the Lessee Agreements, whether payable as rent, fees, expenses, costs, indemnities, insurance recoveries, damages for the breach of any of the Lessee Agreements or otherwise, (b) all rights, remedies, powers, privileges and claims of the Lessee against any other party under or with respect to the Lessee Agreements (whether arising pursuant to the terms of such Lessee Agreements or otherwise available to the Lessee at law or in equity), including the right to enforce any of the Lessee Agreements and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect to the Lessee Agreements or the obligations and liabilities of any party thereunder, (c) all liens and property from time to time purporting to secure payment of the obligations and liabilities of the Lessee arising under or in connection with the Lessee Agreements, together with any documents or agreements describing any collateral securing such obligations or liabilities, and (d) all guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such obligations and liabilities of the Lessee pursuant to the Lessee Agreements;

(ii) all ZVF Vehicles which, notwithstanding that this Agreement is intended to convey only a leasehold interest, are determined to be owned by the Lessee, and all Certificates of Title with respect to the ZVF Vehicles;

(iii) all right, title and interest of the Lessee in and to any proceeds from the sale of ZVF Vehicles which, notwithstanding that this Agreement is intended to convey only a leasehold interest, are determined to be owned by the Lessee, including all monies due in respect of such ZVF Vehicles, whether payable as the purchase price of such ZVF Vehicles or as fees, expenses, costs, indemnities, insurance recoveries or otherwise;

(iv) all payments under insurance policies (whether or not the Lessor, the Collateral Agent or the Trustee is named as the loss payee thereof) with respect to the ZVF Vehicles or any warranty payable by reason of loss or damage to, or otherwise with respect to, any of the ZVF Vehicles;

(v) all additional property relating to the ZVF Vehicles that may from time to time hereafter be subjected to the grant and pledge under this Agreement, as same may be modified or supplemented from time to time, by the Lessee or by anyone on its behalf; and

(vi) all Proceeds of any and all of the foregoing including, without limitation, payments under insurance (whether or not the Lessor is named as the loss payee thereof) and cash.

(c) To secure the Note Obligations, the Lessee hereby grants to the Collateral Agent, on behalf of the Trustee for the benefit of the Noteholders, a first priority security interest in all of the Lessee’s right, title and interest, if any, in and to all of the collateral described in Section 2(b)

above, whether now owned or hereafter acquired or created. Upon the occurrence of a Liquidation Event of Default or a Limited Liquidation Event of Default and subject to the provisions of the Related Documents, the Collateral Agent shall have all of the rights and remedies of a secured party, including, without limitation, the rights and remedies granted under the UCC.

(d) The Lessee agrees to deliver to the Lessor and the Trustee on or before the Initial Closing Date:

(i) a written search report from a Person satisfactory to the Lessor listing all effective financing statements that name the Lessee as debtor or assignor, and that are filed in the jurisdictions in which filings were made pursuant to clause (ii) below, together with copies of such financing statements;

(ii) evidence of the filing in the State of Delaware of proper financing statements on Form UCC-1 naming the Lessee, as debtor, and the Lessor, as secured party and the Collateral Agent as assignee secured party, covering the collateral described in Section 2(b) above; and

(iii) evidence of the filing in the State of Delaware of proper financing statements on Form UCC-l naming the Lessee, as debtor, and the Collateral Agent as secured party covering the collateral described in Section 2(b) above;

(e) The Lessee hereby authorizes the Lessor to file, or cause to be filed, financing or continuation statements, and amendments thereto and assignments thereof, under the applicable UCC in order to perfect its interest in the security granted pursuant to Section 2(b) hereof.

2.1. Lease of ZVF Vehicles. (a) From time to time, subject to the terms and provisions hereof, the Lessor agrees to lease to the Lessee, and the Lessee agrees to lease from the Lessor, the vehicles identified as ZVF Vehicles in order summaries (each, a “New Vehicle Schedule”) provided to the Lessor and the Servicer from time to time by the Lessee which shall list the Eligible Vehicles ordered by the Lessee as agent for the Lessor and indicate the VIN, model, Manufacturer, date of original purchase, the Manufacturer’s suggested retail price, the Vehicle Operating Lease Commencement Date and Capitalized Cost of each such ZVF Vehicle. This Agreement, together with the New Vehicle Schedules and any other related documents attached to this Agreement, in each case solely to the extent to which such schedules and documents relate to ZVF Vehicles or otherwise relate to and/or constitute Collateral (collectively, the “Supplemental Documents”), will constitute the entire agreement regarding the leasing of ZVF Vehicles by the Lessor to the Lessee.

(b) The Lessor hereby appoints the Lessee as the Lessor’s agent in placing vehicle orders on behalf of the Lessor. The Lessor hereby directs the Lessee to, and the Lessee hereby agrees that it shall, be responsible for taking delivery of the ZVF Vehicles and conducting pre-delivery inspection of ZVF Vehicles and filing claims on behalf of the Lessor for damage in transit and other delivery claims related to the ZVF Vehicles leased hereunder; provided, however, that the Lessor may hold the Lessee liable for the Lessee’s actions in performing as the Lessor’s agent hereunder. In addition, the Lessor agrees that the Lessee may make arrangements for delivery of ZVF Vehicles to a location selected by the Lessee at the Lessee’s expense. The Lessee may accept or reject Eligible Vehicles upon delivery in accordance with the Lessee’s customary business practices set forth on Schedule 2.1 hereto, as such schedule may be amended with the consent of the Lessor. Any Eligible Vehicle that is rejected by the Lessee upon delivery will be deemed a Casualty hereunder. The Lessee, acting as agent for the Lessor, shall be responsible for pursuing any rights of the Lessor with respect to the return of any Eligible Vehicle to the Manufacturer thereof, or the applicable auction or dealer, as applicable, pursuant to the preceding sentence. The Lessee agrees that all vehicles ordered from a Manufacturer, auction or dealer as provided herein shall be Eligible Vehicles and shall be ordered utilizing the procedures consistent with any guidelines of the Manufacturer, auction or dealer, as applicable, for the ordering or purchasing of ZVF Vehicles, in each case as and to the extent applicable.

(c) Upon receipt of the Manufacturer’s invoice and certificate of origin in respect of any new ZVF Vehicle, the Lessor shall pay or cause to be paid to the auction, the dealer or the related Manufacturer, as applicable, the Capitalized Cost for such ZVF Vehicle and the Lessee shall pay all applicable costs and expenses of freight, packing, handling, storage, shipment and delivery of such ZVF Vehicle and sales and use tax (if any) to the extent that the same have not been included within the Capitalized Cost of such ZVF Vehicle.

(d) Promptly upon any payment pursuant to clause (c) above, the Servicer shall ensure that the Lessor is named on the applicable Certificate of Title pursuant to Section 2.5 of the Collateral Agency Agreement.

2.2. Non-Liability of Lessor. AS BETWEEN THE LESSOR AND THE LESSEE, ACCEPTANCE FOR LEASE OF THE ZVF VEHICLES PURCHASED FOR LEASE HEREUNDER SHALL CONSTITUTE THE LESSEE’S ACKNOWLEDGMENT AND AGREEMENT THAT THE LESSEE HAS FULLY INSPECTED SUCH ZVF VEHICLES, THAT SUCH ZVF VEHICLES ARE IN GOOD ORDER AND CONDITION AND ARE OF THE MANUFACTURE, DESIGN, SPECIFICATIONS AND CAPACITY SELECTED BY THE LESSEE, THAT THE LESSEE IS SATISFIED THAT THE SAME ARE SUITABLE FOR THIS USE AND THAT THE LESSOR IS NOT A MANUFACTURER OR ENGAGED IN THE SALE OR DISTRIBUTION OF ZVF VEHICLES, AND HAS NOT MADE AND DOES NOT HEREBY MAKE ANY REPRESENTATION, WARRANTY OR COVENANT WITH RESPECT TO MERCHANTABILITY, CONDITION, QUALITY, DURABILITY OR SUITABILITY OF SUCH ZVF VEHICLES IN ANY RESPECT OR IN CONNECTION WITH OR FOR THE PURPOSES OR USES OF THE LESSEE, OR ANY OTHER REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT THERETO. THE LESSOR SHALL NOT BE LIABLE FOR ANY FAILURE TO PERFORM ANY PROVISION HEREOF RESULTING FROM FIRE OR OTHER CASUALTY, NATURAL DISASTER, RIOT, STRIKE OR OTHER LABOR DIFFICULTY, GOVERNMENTAL REGULATION OR RESTRICTION, OR ANY CAUSE BEYOND THE LESSOR’S DIRECT CONTROL. IN NO EVENT SHALL THE LESSOR BE LIABLE FOR ANY INCONVENIENCES, LOSS OF PROFITS OR ANY OTHER CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES RESULTING FROM ANY DEFECT IN OR ANY THEFT, DAMAGE, LOSS OR FAILURE OF ANY ZVF VEHICLE, AND THERE SHALL BE NO ABATEMENT OF RENT OR OTHER AMOUNTS PAYABLE HEREUNDER BECAUSE OF THE SAME.

2.3. Return. (a) The Servicer will act as the Lessor’s agent in disposing of each ZVF Vehicle on or prior to the Vehicle Operating Lease Expiration Date with respect to such ZVF Vehicle and, if applicable, disposing of any ZVF Vehicle that is returned to the Lessor pursuant to Section 16.6 of this Agreement.

(b) The Lessee will, subject to Section 2.4, return each ZVF Vehicle to the Servicer not less than thirty (30) days prior to the Maximum Lease Termination Date with respect to such ZVF Vehicle (or promptly following the date the Lessor issues a notice of non-renewal in the case of any ZVF Vehicle subject to a Special Term that is not automatically renewed pursuant to Section 3.1). The Servicer, upon receipt of such ZVF Vehicle, will dispose of such ZVF Vehicle pursuant to Section 2.3(a) and in accordance with the requirements of Section 2.5(a).

2.4. Lessee’s Right to Purchase ZVF Vehicles. The Lessee shall have the option, exercisable with respect to any ZVF Vehicle during the Vehicle Term, to purchase such ZVF Vehicle for an amount equal to the greater of (i) the Termination Value or (ii) the Market Value of such ZVF Vehicle, in each case, as of the date such amount shall be deposited in the Collection Account (the greater of such amounts being referred to as the “Vehicle Purchase Price”). In the event the Lessee exercises its option to purchase any ZVF Vehicle, the Lessee shall pay the Vehicle Purchase Price of such ZVF Vehicle to the Lessor on or before the Payment Date with respect to the Related Month in which the Lessee elects to purchase such ZVF Vehicle, and the Lessee will pay on or before such Payment Date all accrued and unpaid Monthly Base Rent and any Monthly Variable Rent due and payable with respect to such ZVF Vehicle through such Payment Date. Monthly Base Rent and Monthly Variable Rent will continue to accrue with respect to such ZVF Vehicle through such Payment Date. The Lessor shall transfer title to any such ZVF Vehicle to the Lessee concurrently with or promptly after the deposit of Vehicle Purchase Price (and any such unpaid Monthly Base Rent and Monthly Variable Rent) into the Collection Account.

2.5. Lessor’s Right to Cause ZVF Vehicles to be Sold. If the Lessee does not elect to purchase any ZVF Vehicle pursuant to Section 2.4, then:

(a) The Servicer shall use commercially reasonable efforts, at its own expense, to arrange for the sale of each ZVF Vehicle to a third party for the Vehicle Purchase Price with respect to such ZVF Vehicle on or prior to the Maximum Lease Termination Date with respect to such ZVF Vehicle. Notwithstanding the disposition of a ZVF Vehicle by the Servicer prior to the end of a calendar month, the Lessee shall pay to the Lessor all accrued and unpaid Monthly Base Rent and any Monthly Variable Rent due and payable with respect to such ZVF Vehicle through the Payment Date with respect to the Related Month during which the Disposition Proceeds of such ZVF Vehicle are deposited into the Collection Account, unless such ZVF Vehicle is a Casualty or becomes an Ineligible Vehicle, payment for which will be made in accordance with Section 6. When a sale of such ZVF Vehicle is arranged by the Servicer pursuant to this Section 2.5(a), (i) the Servicer shall deliver the ZVF Vehicle to the purchaser thereof and (ii) the Servicer shall cause to be deposited into the Collateral Account the funds paid for such ZVF Vehicle by the purchaser.

(b) In the event any ZVF Vehicle is not purchased by the Lessee pursuant to Section 2.4 or sold to a third party pursuant to Section 2.5(a), the Servicer shall return such ZVF Vehicle to the Lessor on the Payment Date with respect to the Related Month in which the applicable Maximum Lease Termination Date falls, and the Lessee shall pay an amount equal to all accrued but unpaid Monthly Base Rent and all Monthly Variable Rent payable with respect to such ZVF Vehicle through such Payment Date.

2.6. Limitations on the Leasing of Certain ZVF Vehicles. The Lessor and the Lessee hereby agree that the Lessor shall not lease to the Lessee any additional ZVF Vehicle pursuant to Section 2.1 if, as of the date of the addition of such ZVF Vehicle hereunder, after giving effect to such addition, (a) an Enhancement Deficiency would exist (after giving effect to any simultaneous voluntary increases in the level of Enhancement permitted under the Indenture) under any Series of Notes, unless such addition would decrease the amount of, or cure, such Enhancement Deficiency or (b) there would be a failure or violation of any other condition, requirement, or restriction with respect to the leasing of ZVF Vehicles under this Agreement as is specified in any Series Supplement (other than a Segregated Series Supplement).

2.7. Conditions to Each Lease of ZVF Vehicle. The agreement of the Lessor to lease any ZVF Vehicle to the Lessee hereunder is subject to the following conditions precedent being satisfied on or prior to the Vehicle Operating Lease Commencement Date for such ZVF Vehicle. The Lessee hereby agrees that each acceptance of the delivery of a new ZVF Vehicle shall be deemed to constitute a representation and warranty by the Lessee to the Lessor and the Trustee that all the conditions precedent (other than the condition specified in clause (b) below) to the leasing of such ZVF Vehicle hereunder shall have been satisfied and shall constitute acceptance by the Lessee of such ZVF Vehicle under this Agreement as of such Vehicle Operating Lease Commencement Date:

(a) No Default. No Potential Operating Lease Event of Default or Operating Lease Event of Default shall have occurred and be continuing on such date or would result from the leasing of such ZVF Vehicle hereunder;

(b) Funding. ZVF shall have sufficient funds (other than funds allocated to one or more Segregated Series of Indenture Notes relating to or constituting Series-Specific Collateral) available under the Indenture or otherwise to purchase such ZVF Vehicle in accordance with Section 2.1 hereof;

(c) Representations and Warranties. The representations and warranties contained in Section 23 are true and correct in all material respects as of such date;

(d) Eligible Vehicle. Such ZVF Vehicle is an Eligible Vehicle; and

(e) No Violation of Section 2.6. No violation of Section 2.6 shall have occurred and be continuing on such date or would result from the leasing of such ZVF Vehicle hereunder.

3. TERM.

3.1. Vehicle Term. The “Vehicle Operating Lease Commencement Date” with respect to any ZVF Vehicle shall mean the date referenced in the applicable New Vehicle Schedule with respect to such ZVF Vehicle but in no event shall such date be a date later than the date that funds are expended by ZVF to acquire such ZVF Vehicle (such date, the “Vehicle

Funding Date” for such ZVF Vehicle). The “Vehicle Term” with respect to each ZVF Vehicle (other than a ZVF Vehicle which has a Special Term) shall extend from the Vehicle Operating Lease Commencement Date with respect to such ZVF Vehicle through the earliest of (i) if such ZVF Vehicle is sold to a third party pursuant to Section 2.5(a), the date on which funds in respect of such sale are deposited in the Collection Account (by such third party or by the Servicer or Collateral Agent or Trustee on behalf of such third party), (ii) if such ZVF Vehicle is sold to the Lessee pursuant to Section 2.4, the date on which the Vehicle Purchase Price for such ZVF Vehicle is deposited into the Collection Account, (iii) if such ZVF Vehicle becomes a Casualty or an Ineligible Vehicle, the date funds in the amount of the Termination Value thereof are deposited in the Collection Account by the Lessee, and (iv) the date that is the last Business Day of the month that is 36 months after the month in which the Vehicle Operating Lease Commencement Date occurs with respect to such ZVF Vehicle (the earliest of such dates described in clauses (i) through (iv) being referred to as the “Vehicle Operating Lease Expiration Date” for such ZVF Vehicle). The “Vehicle Term” with respect to each ZVF Vehicle which has a Special Term shall extend from the Vehicle Operating Commencement Date with respect to such ZVF Vehicle through the earlier of (i) the last date of the Special Term for such ZVF Vehicle as the same may be extended in accordance with the following sentence and (ii) the Vehicle Operating Lease Expiration Date for such ZVF Vehicle. The Special Term shall be automatically renewed until the date that is the last Business Day of the month that is 36 months after the month in which the Vehicle Operating Lease Commencement Date occurs with respect to such ZVF Vehicle, unless the Lessor or the Lessee gives prior notice of non-renewal of the Special Term to the Lessor or the Lessee, as applicable, during the period of any Special Term, or the Vehicle Operating Lease Expiration Date occurs during the period of any Special Term. The “Special Term” shall mean (i) 180 days with respect to ZVF Vehicles titled in the State of Texas and the State of Maryland; (ii) one year with respect to ZVF Vehicles titled in the State of Illinois; (iii) eleven months with respect to ZVF Vehicles titled in the State of Iowa, the Commonwealth of Massachusetts, the State of Maine, the State of Vermont and the Commonwealth of Virginia; (iv) 30 days with respect ZVF Vehicles titled in the State of Nebraska and the State of West Virginia and (v) 28 days with respect to ZVF Vehicles titled in the State of South Dakota.

3.2. Term. The “Operating Lease Commencement Date” shall mean the Initial Closing Date. The “Operating Lease Expiration Date” shall mean the later of (i) the date of the final payment in full of the last Note Outstanding and (ii) the Vehicle Operating Lease Expiration Date for the last ZVF Vehicle leased by the Lessee hereunder. The “Term” of this Agreement shall mean the period commencing on the Operating Lease Commencement Date and ending on the Operating Lease Expiration Date.

4. RENT AND CHARGES. The Lessee will pay Rent due and payable on a monthly basis as set forth in this Section 4.

4.1. Monthly Base Rent. The “Monthly Base Rent” for each Payment Date and each ZVF Vehicle shall be the sum of all Depreciation Charges that have accrued with respect to such ZVF Vehicle during the Related Month, as adjusted in accordance with Section 4.4.

4.2. Monthly Variable Rent. The “Monthly Variable Rent” for each Payment Date and each ZVF Vehicle shall equal the sum of (1) the product of (a) an amount equal to the sum of (i) all interest accruing on each Series of Notes Outstanding during the Interest Period for such Series of Notes ending on such Payment Date or on a date immediately preceding such Payment Date and (ii) all Carrying Charges for such Payment Date multiplied by (b) the quotient obtained by dividing (i) the Net Book Value as of the last day of the Related Month (or, if earlier, the Disposition Date) of such ZVF Vehicle by (ii) the aggregate Net Book Values as of the last day of the Related Month (or, if earlier, the applicable Disposition Dates) of all ZVF Vehicles leased hereunder during the Related Month plus (2) 4.00% per annum, payable at one-twelfth the annual rate, of the Net Book Value of such ZVF Vehicle as of the last day of the Related Month (or, if later, as of the Vehicle Operating Lease Commencement Date of such ZVF Vehicle).

4.3. Rent. “Rent” for each ZVF Vehicle means the Monthly Base Rent plus Monthly Variable Rent for such ZVF Vehicle.

4.4. Payment of Monthly Base Rent. On each Payment Date, after giving full credit for all prepayments on account thereof pursuant to Section 4.10, the Lessee shall pay to the Lessor the Monthly Base Rent for such Payment Date for each ZVF Vehicle that was leased by the Lessee under this Agreement on any day during the Related Month.

4.5. Payment of Monthly Variable Rent. On each Payment Date, after giving full credit for all prepayments on account thereof pursuant to Section 4.10, the Lessee shall pay to the Lessor the Monthly Variable Rent for such Payment Date for each ZVF Vehicle that was leased by the Lessee under this Agreement on any day during the Related Month.

4.6. Making of Payments. All payments of Rent hereunder (and any other payments hereunder) shall be made by the Lessee to, or for the account of, the Lessor in immediately available funds, without setoff, counterclaim or deduction of any kind. All such payments shall be deposited into the Collection Account not later than 10:00 a.m., New York City time, on the date due. If any payment of Rent (or any other payments hereunder) falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day and Monthly Variable Rent shall accrue through such Business Day. If the Lessee pays less than the entire amount of Rent (or any other amounts) due on any Payment Date, after giving full credit for all prepayments made with respect to such Payment Date pursuant to Section 4.11, then the payment received from the Lessee in respect of such Payment Date shall be first applied to the Monthly Variable Rent due on such Payment Date.

4.7. Billing Process. The Servicer shall calculate all Rent and Casualty Payments. The Servicer shall aggregate the Lessee’s Rent due on all ZVF Vehicles, together with any other amounts due to the Lessor, and provide to the Lessor a monthly statement of the total amount, in a form acceptable to the Lessor, no later than the Determination Date. The monthly statement shall include a description of the charges owing from the Lessee.

4.8. Casualty Payments. On each Payment Date, after giving full credit for all prepayments on account thereof pursuant to Section 4.10, the Lessee shall pay to the Lessor all Casualty Payments that have accrued with respect to all ZVF Vehicles that were leased by the Lessee as provided in Section 6.2.

4.9. Late Payment. In the event the Lessee fails to remit payment of any amount due under this Agreement on or before the Payment Date or when otherwise due and payable hereunder, the amount not paid will be considered delinquent and the Lessee will pay a charge equal to (i) interest payable by ZVF on any overdue amounts owed by ZVF on its related obligations, or (ii) if no such interest is due and payable by ZVF, one-month LIBOR for each day plus 1.0%, times the delinquent amount from the Payment Date until such delinquent amount (with accrued interest) is received by the Trustee. “LIBOR” means, with respect to amounts due and unpaid under this Agreement, the London Interbank Offered Rate appearing on page LIBOR01 on the Reuters Screen (or on any successor or substitute page of such service or any successor to or substitute for such screen, providing rate quotations comparable to those currently provided on such page of such screen) at approximately 11:00 a.m., London time, as the rate for dollar deposits with a one-month maturity that is effective on the date that such amounts are due and unpaid under this Agreement.

4.10. Prepayments. On any date, the Lessee may, at its option, pay to the Lessor, in whole or in part, any month’s Rent or other payments, or portion thereof, in advance of the related Payment Date to the extent that such Rent or other payments have accrued.

4.11. Net Lease. THIS AGREEMENT SHALL BE A NET LEASE, AND THE LESSEE’S OBLIGATION TO PAY ALL RENT AND OTHER SUMS HEREUNDER SHALL BE ABSOLUTE AND UNCONDITIONAL, AND SHALL NOT BE SUBJECT TO ANY ABATEMENT, SETOFF, COUNTERCLAIM, DEDUCTION OR REDUCTION FOR ANY REASON WHATSOEVER. The obligations and liabilities of the Lessee hereunder shall in no way be released, discharged or otherwise affected (except as may be expressly provided herein) for any reason, including without limitation: (i) any defect in the condition, merchantability, quality or fitness for use of the ZVF Vehicles or any part thereof; (ii) any damage to, removal, abandonment, salvage, loss, scrapping or destruction of or any requisition or taking of the ZVF Vehicles or any part thereof; (iii) any restriction, prevention or curtailment of or interference with any use of the ZVF Vehicles or any part thereof; (iv) any defect in or any Lien on title to the ZVF Vehicles or any part thereof; (v) any change, waiver, extension, indulgence or other action or omission in respect of any obligation or liability of the Lessee or the Lessor; (vi) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to the Lessee, the Lessor or any other Person, or any action taken with respect to this Agreement by any trustee or receiver of any Person mentioned above, or by any court; (vii) any claim that the Lessee has or might have against any Person, including without limitation the Lessor; (viii) any failure on the part of the Lessor or the Lessee to perform or comply with any of the terms hereof or of any other agreement; (ix) any invalidity or unenforceability or disaffirmance of this Agreement or any provision hereof or any of the other Related Documents or any provision of any thereof, in each case whether against or by the Lessee or otherwise; (x) any insurance premiums payable by the Lessee with respect to the ZVF Vehicles; or (xi) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether or not the Lessee shall have notice or knowledge of any of the foregoing and whether or not foreseen or foreseeable. This Agreement shall be noncancellable by the Lessee and, except as expressly provided herein, the Lessee, to the extent permitted by law, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Agreement, or to any diminution or reduction of Rent or other amounts payable by the Lessee hereunder. All payments by the Lessee made hereunder shall be final (except to the extent of adjustments provided for herein), absent manifest error and, except as otherwise provided herein, the Lessee shall not seek to recover any such payment or any part thereof for any reason whatsoever, absent manifest error. If for any reason whatsoever this Agreement shall be terminated in whole or in part by operation of law or otherwise except as expressly provided herein, the Lessee shall nonetheless pay an amount equal to all Rent and all other amounts due hereunder at the time and in the manner that such payments would have become due and payable under the terms of this Agreement as if it had not been terminated in whole or in part. All covenants and agreements of the Lessee herein shall be performed at its cost, expense and risk unless expressly otherwise stated.

5. INSURANCE. The Lessee represents that it is and at all times hereunder shall remain a self-insurer or will provide insurance, in each case in accordance with all applicable state law requirements, and agrees to maintain or cause to be maintained insurance/self-insurance coverage in force as follows:

5.1. Commercial Automobile Liability Insurance and Property Damage. Commercial automobile liability insurance in respect of the possession, condition, maintenance, operation and use of the ZVF Vehicles in the amount required to meet the minimum financial responsibility requirements mandated by applicable state law for each occurrence which shall include commercial general liability insurance in an amount not less than $1,000,000 per occurrence with a minimum general aggregate limit of $2,000,000, excess liability insurance in an amount not less than $4,000,000 per occurrence and in the aggregate.

5.2. Delivery of Certificate of Insurance. On or prior to the Initial Closing Date, the Lessee shall deliver to the Lessor, the Trustee and the Collateral Agent a certificate(s) of insurance as to the items required by Section 5.1 herein above. The Lessee shall not change or cancel such insurance without giving at least 30 days’ prior written notice to the Lessor, the Trustee and the Collateral Agent. Any insurance, as opposed to self-insurance, obtained by the Lessee shall be obtained from a Qualified Insurer only.

6. RISK OF LOSS; CASUALTY AND INELIGIBLE VEHICLE OBLIGATIONS.

6.1. Risk of Loss Borne by Lessees. Upon payment by the Lessor for each ZVF Vehicle, as between the Lessor and the Lessee, the Lessee assumes and bears the risk of loss, damage, theft, taking, destruction, attachment, seizure, confiscation or requisition with respect to such ZVF Vehicle, however caused or occasioned, and all other risks and liabilities, including personal injury or death and property damage, arising with respect to such ZVF Vehicle or the manufacture, purchase, acceptance, rejection, ownership, delivery, leasing, subleasing, possession, use, inspection, registration, operation, condition, maintenance, repair, storage, sale, return or other disposition of such ZVF Vehicle, howsoever arising.

6.2. Casualty; Ineligible Vehicles. If a ZVF Vehicle suffers a Casualty or otherwise becomes an Ineligible Vehicle, then the Lessee will promptly (i) notify the Servicer thereof and the Servicer shall include notice of such occurrence in the Monthly Servicing

Certificate for the Related Month during which such ZVF Vehicle suffered the Casualty or otherwise became an Ineligible Vehicle and (ii) promptly, but in no event later than the Payment Date with respect to the Related Month during which such ZVF Vehicle suffered a Casualty or otherwise became an Ineligible Vehicle, deposit into the Collection Account the Termination Value of such ZVF Vehicle as of the date such ZVF Vehicle became a Casualty or otherwise an Ineligible Vehicle (the “Casualty Payment”). Upon receipt of the Casualty Payment on or before the next Payment Date, this Agreement will terminate with respect to such ZVF Vehicle. Upon receipt of the Casualty Payment by the Lessor, (i) the Lessor shall cause title to such ZVF Vehicle to be transferred to the Lessee and (ii) the Lessee shall be entitled to any physical damage insurance proceeds applicable to such ZVF Vehicle.

7. ZVF VEHICLE USE. The Lessee may use ZVF Vehicles leased hereunder in its regular course of business and the Lessee’s and its subsidiaries’ employees may use ZVF Vehicles leased hereunder in their personal or professional capacities, subject to Sections 2.5 and 17 hereof and Section 9.2 of the Base Indenture. Such use shall be confined primarily to the United States, with limited use in Canada; provided that any such Vehicle shall not be outside the United States for more than 7 consecutive days; provided, further that the principal place of business of the Lessee with respect to the ZVF Vehicles is located in the United States. Subject to the preceding sentence, the Lessee may, at its sole expense, change the place of principal location of any ZVF Vehicles. Notwithstanding the foregoing, no change of location shall be undertaken unless and until all legal requirements applicable to such ZVF Vehicles shall have been met or obtained, including without limitation all actions necessary to maintain the lien of the Collateral Agent on such ZVF Vehicles. The Lessee shall not knowingly use any ZVF Vehicles or knowingly permit the same to be used for any unlawful purpose. The Lessee shall use reasonable precautions to prevent loss or damage to ZVF Vehicles. The Lessee shall comply with all applicable statutes, decrees, ordinances and regulations regarding titling, registering, leasing, insuring and disposing of ZVF Vehicles and shall take reasonable steps to ensure that operators are licensed. The Lessee and the Lessor agree that the Lessee shall perform, at the Lessee’s own expense, such preparation, conditioning services and scheduled maintenance with respect to ZVF Vehicles leased by the Lessee hereunder as are consistent with its normal business practices as set forth on Schedule 7 hereto, as such schedule may be amended with the consent of the Lessor. The Lessor or the Trustee, or any authorized representative of the Lessor or the Trustee, may during reasonable business hours from time to time, without disruption of the Lessee’s business, subject to applicable law, inspect ZVF Vehicles wherever they are located. In addition to its normal daily car-sharing operations, the Lessee may sublet ZVF Vehicles to (A) Affilate(s) in the ordinary course of business, so long as (i) the sublease to such Affiliate(s) is subject to the terms and conditions of this Agreement and expressly states that it is subordinate in all respects to this Agreement, (ii) the ZVF Vehicles being subleased are being used in such Affiliate(s)’ daily car-sharing business and (iii) the aggregate Net Book Value of the ZVF Vehicles being subleased at any one time is less than ten percent of the aggregate Net Book Value of all ZVF Vehicles being leased under this Agreement at such time and (B) to any wholly-owned subsidiary of the Lessee, so long as (i) the sublease of such ZVF Vehicles to such wholly-owned subsidiary is subject to the terms and conditions of this Agreement and expressly states that it is subordinate in all respects to this Agreement and (ii) the ZVF Vehicles being subleased are being used in such wholly-owned subsidiary’s daily car-sharing business, or by such subsidiary’s employees in their personal or professional capacities. The sublease of any ZVF Vehicles permitted by this Section 7 shall not release the Lessee from any obligations under this Agreement.

8. LIENS. The Lessor may grant security interests in the ZVF Vehicles leased by the Lessee hereunder without consent of the Lessee. Except for Permitted Liens, the Lessee shall keep all ZVF Vehicles free of all Liens arising during the Term. If on the Vehicle Operating Lease Expiration Date for any ZVF Vehicle, there is a Lien on such ZVF Vehicle, the Lessor may, in its discretion, remove such Lien and any sum of money that may be paid by the Lessor in release or discharge thereof, including reasonable attorneys’ fees and costs, will be paid by the Lessee upon demand by the Lessor.

9. NON-DISTURBANCE. So long as the Lessee satisfies its obligations hereunder, its quiet enjoyment, possession and use of the ZVF Vehicles will not be disturbed during the Term subject, however, to Sections 2.5 and 16 hereof and except that the Lessor and the Trustee each retains the right, but not the duty, to inspect such ZVF Vehicles without disturbing the ordinary conduct of the Lessee’s business. Upon the request of the Lessor or the Trustee from time to time, the Lessee will make reasonable efforts to confirm to the Lessor and the Trustee the location, mileage and condition of each ZVF Vehicle leased by the Lessee hereunder and to make available for the Lessor’s or the Trustee’s inspection within a reasonable time period, not to exceed 45 days, such ZVF Vehicles at the location where such ZVF Vehicles are normally domiciled. Further, the Lessee will, during normal business hours and with prior notice of three Business Days, make its records pertaining to the ZVF Vehicles available to the Lessor or the Trustee for inspection at the location where the Lessee’s records are normally domiciled.

10. FEES; TRAFFIC SUMMONSES; PENALTIES AND FINES. The Lessee shall be responsible for the payment of all registration fees, title fees, license fees or other similar governmental fees and taxes (including the cost of any recording or registration fees or other similar governmental charges with respect to the notation on the Certificates of Title of the ZVF Vehicles of the interest of the Collateral Agent), all costs and expenses in connection with the transfer of title of, or reflection of the interest of any lienholder in, any ZVF Vehicle, traffic summonses, penalties, judgments and fines incurred with respect to any ZVF Vehicle leased hereunder during the Vehicle Term for such ZVF Vehicle or imposed during the Vehicle Term for such ZVF Vehicle by any Governmental Authority or any court of law or equity with respect to such ZVF Vehicles in connection with the Lessee’s operation of such ZVF Vehicles.

11. MAINTENANCE AND REPAIRS. The Lessee shall pay for all maintenance and repairs to keep the ZVF Vehicles in good working order and condition, and the Lessee will maintain the ZVF Vehicles as required in order to keep the Manufacturer’s warranty in force and otherwise follow the suggested maintenance guidelines supplied by the applicable Manufacturer with respect to each ZVF Vehicle in all material respects. The Lessee will return ZVF Vehicles to an authorized Manufacturer facility or Manufacturer authorized warranty station for warranty work. The Lessee will comply with any Manufacturer’s recall of any ZVF Vehicle. The Lessee will pay, or cause to be paid, all usual and routine expenses incurred in the use and operation of ZVF Vehicles including, but not limited to, fuel, lubricants, and coolants. The Lessee shall not make any material alterations to any ZVF Vehicles without the prior consent of the Lessor. Any improvements or additions to any ZVF Vehicles shall become and remain the property of the Lessor, except that any addition to ZVF Vehicles made by the Lessee shall remain the property of the Lessee if such addition can be disconnected from such ZVF Vehicles without impairing the functioning of such ZVF Vehicles or its resale value, excluding such addition.

12. ZVF VEHICLE WARRANTIES.

12.1. No Lessor Warranties. THE LESSEE ACKNOWLEDGES THAT THE LESSOR IS NOT THE MANUFACTURER, THE AGENT OF THE MANUFACTURER, OR THE DISTRIBUTOR OF THE ZVF VEHICLES. THE LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE FITNESS, SAFENESS, DESIGN, MERCHANTABILITY, CONDITION, QUALITY, CAPACITY OR WORKMANSHIP OF THE ZVF VEHICLES NOR ANY WARRANTY THAT THE ZVF VEHICLES WILL SATISFY THE REQUIREMENTS OF ANY LAW OR ANY CONTRACT SPECIFICATION, AND AS BETWEEN THE LESSOR AND THE LESSEE, THE LESSEE AGREES TO BEAR ALL SUCH RISKS AT ITS SOLE COST AND EXPENSE. THE LESSEE SPECIFICALLY WAIVES ALL RIGHTS TO MAKE CLAIMS AGAINST THE LESSOR AND ANY ZVF VEHICLE FOR BREACH OF ANY WARRANTY OF ANY KIND WHATSOEVER AND, AS TO THE LESSOR, THE LESSEE LEASES THE ZVF VEHICLES “AS IS.” IN NO EVENT SHALL THE LESSOR BE LIABLE FOR SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHATSOEVER OR HOWSOEVER CAUSED.

12.2. Manufacturer’s Warranties. If a ZVF Vehicle is covered by a Manufacturer’s warranty, the Lessee, during the Vehicle Term for such ZVF Vehicle, shall have the right to make any claims under such warranty which the Lessor could make.

13. ZVF VEHICLE USAGE GUIDELINES AND RETURN.

13.1. Usage. As used herein, “Vehicle Turn-In Condition” with respect to each ZVF Vehicle shall mean such condition that would reasonably be considered to be normal wear and tear with only de minimis damages.

13.2. Return. The Lessee agrees that the ZVF Vehicles will be in Vehicle Turn-In Condition upon return to the Lessor pursuant to Section 2.3. Any rebate or credits applicable to the unexpired term of any license plates for a ZVF Vehicle leased hereunder shall inure to the benefit of the Lessee. If any ZVF Vehicle is not in Vehicle Turn-In Condition, the Lessee will pay to the Lessor an amount equal to any actual damage repair charges incurred by Lessor in connection with such ZVF Vehicle, upon such return.

14. DISPOSITION PROCEDURE. In connection with the disposition of any ZVF Vehicle, the Servicer will comply with the requirements of law, including, without limitation, the submission of any required odometer disclosure statement at the time of any such transfer of ownership.

15. ASSIGNMENT.

15.1. Right of the Lessor to Assign this Agreement. The Lessor shall have the right to finance the acquisition and ownership of ZVF Vehicles by selling or assigning its right, title and interest in this Agreement, including, without limitation, in moneys due from the Lessee and any third party under this Agreement, to the Trustee for the benefit of the

Noteholders; provided, however, that any such sale or assignment shall be subject to the rights and interest of the Lessee in the ZVF Vehicles, including but not limited to the Lessee’s right of quiet and peaceful possession of such ZVF Vehicles as set forth in Section 9 hereof, and under this Agreement.

15.2. Limitations on the Right of the Lessee to Assign this Agreement. The Lessee shall not assign this Agreement or any of its rights hereunder to any other party; provided, however, that the Lessee may use the ZVF Vehicles leased hereunder in, and under the terms of, its normal daily car-sharing business, and may sublease ZVF Vehicles pursuant to Section 7. Any purported assignment in violation of this Section 15.2 shall be void and of no force or effect. Nothing contained herein shall be deemed to restrict the right of the Lessee to acquire or dispose of, by purchase, lease, financing, or otherwise, motor vehicles that are not subject to the provisions of this Agreement.

16. DEFAULT AND REMEDIES THEREFOR.

16.1. Events of Default. Any one or more of the following will constitute an event of default (an “Operating Lease Event of Default”):

16.1.1. there occurs a default in the payment of any Rent or other amount payable by the Lessee under this Agreement for a period of five Business Days (without giving effect to any payment made with available Enhancement);

16.1.2. any unauthorized assignment or transfer of this Agreement by the Lessee occurs;

16.1.3. the failure, in any material respect, of the Lessee to maintain, or cause to be maintained, insurance as required in Section 5;

16.1.4. the failure, in a material respect, of the Lessee to observe or perform any other covenant, condition, agreement or provision hereof, including, but not limited to, usage, and maintenance, and such default continues for more than thirty (30) days after the earlier of the date written notice thereof is delivered by the Lessor or the Trustee to the Lessee or the Lessee has actual knowledge thereof;

16.1.5. if any representation or warranty made by the Lessee herein is inaccurate or incorrect or is breached or is false or misleading in any material respect as of the date of the making thereof or any schedule, certificate, financial statement, report, notice, or other writing furnished by or on behalf of the Lessee to the Lessor or the Trustee (excluding for the avoidance of doubt, any schedule, certificate, financial statement, report, notice or other writing furnished by or on behalf of the Lessee under or in connection with a Segregated Series), is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified, and the circumstance or condition in respect of which such representation, warranty or writing was inaccurate, incorrect, breached, false or misleading in any material respect, as the case may be, shall not have been eliminated or otherwise cured for thirty (30) days after the earlier of (x) the date of the receipt of written notice thereof from the Lessor or the Trustee to the Lessee and (y) the date the Lessee learns of such circumstance or condition;

16.1.6. an Event of Bankruptcy occurs with respect to the Lessee;

16.1.7. this Agreement or any portion thereof ceases to be in full force and effect or a proceeding shall be commenced by the Lessee to establish the invalidity or unenforceability of this Agreement;

16.1.8. a Servicer Default occurs; or

16.1.9. a Liquidation Event of Default occurs.

16.2. Effect of Operating Lease Event of Default. If any Operating Lease Event of Default described in Sections 16.1.1, 16.1.2, 16.1.6, 16.1.8 or 16.1.9 shall occur, (x) the right of the Lessee to lease additional ZVF Vehicles from the Lessor hereunder shall immediately terminate and (y) any accrued and unpaid Rent and all other payments accrued but unpaid under this Agreement shall automatically, without further action by the Lessor or the Trustee, become immediately due and payable and (z) the Lessee shall, at the request of the Lessor or the Trustee acting at the direction of the Requisite Investors, return or cause to be returned all ZVF Vehicles leased by the Lessee subject to this Agreement to the Lessor or the Trustee, as the case may be, in accordance with the provisions of Section 2.3. If any other Operating Lease Event of Default shall occur, (x) the right of the Lessee to lease additional ZVF Vehicles hereunder from the Lessor shall automatically terminate and (y) the Trustee acting at the direction of the Requisite Investors may declare any accrued and unpaid Rent and all other payments accrued but unpaid under this Agreement to be due and payable whereupon such Rent and such other charges, amounts and payments shall become immediately due and payable.

16.3. Rights of Lessor Upon Operating Lease Event of Default or Limited Liquidation Event of Default. If an Operating Lease Event of Default, Limited Liquidation Event of Default or Liquidation Event of Default shall occur, then the Lessor at its option may:

(i) in the case of an Operating Lease Event of Default, proceed by appropriate court action or actions, either at law or in equity, to enforce performance by the Lessee of the applicable covenants and terms of this Agreement or to recover damages for the breach hereof calculated in accordance with Section 16.5; or

(ii) in the case of a Liquidation Event of Default, by notice in writing to the Lessee, terminate this Agreement in its entirety and/or the right of possession hereunder of the Lessee of any or all ZVF Vehicles and the Lessor may direct delivery by the Servicer of Certificates of Title for the ZVF Vehicles to or upon the direction of the Lessor, whereupon all rights and interests of the Lessee to such ZVF Vehicles will cease and terminate (but the Lessee will remain liable hereunder as herein provided, provided, however, its liability will be calculated in accordance with Section 16.5); and, in the case of a Limited Liquidation Event of Default, the Lessor may, by notice in writing to the Lessee, terminate the right of possession hereunder of such number of ZVF Vehicles as will generate disposition proceeds in an amount sufficient to pay all principal of and interest on (and all other amounts due the Holders of) the Series of Notes as to which such a Limited Liquidation Event of Default shall have occurred, whereupon all rights and interests of the Lessee to such ZVF Vehicles will cease and terminate (but the Lessee will remain liable hereunder as provided, provided, however that its liability will be calculated in accordance with Section 16.5). Upon termination of the right of possession of the Lessee with respect to any ZVF Vehicles, the Lessor or its agents may peaceably enter upon the premises of the Lessee or other premises where such ZVF Vehicles may be located and take possession of them and thenceforth hold, possess and enjoy the same free from any right of the Lessee, or its successors or assigns, to use such ZVF Vehicles for any purpose whatsoever, and the Lessor will, nevertheless, have a right to recover from the Lessee any and all amounts which under the terms of this Section 16.3 (as limited by Section 16.5 of this Agreement) as may be then due.

Each and every power and remedy hereby specifically given to the Lessor will be in addition to every other power and remedy hereby specifically given or now or hereafter existing at law, in equity or in bankruptcy and each and every power and remedy may be exercised from time to time and simultaneously and as often and in such order as may be deemed expedient by the Lessor; provided, however, that the measure of damages recoverable against the Lessee will in any case be calculated in accordance with Section 16.5. All such powers and remedies will be cumulative, and the exercise of one will not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Lessor in the exercise of any such power or remedy and no renewal or extension of any payments due hereunder will impair any such power or remedy or will be construed to be a waiver of any default or any acquiescence therein. Any extension of time for payment hereunder or other indulgence duly granted to the Lessee will not otherwise alter or affect the Lessor’s rights or the obligations hereunder of the Lessee. The Lessor’s acceptance of any payment after it will have become due hereunder will not be deemed to alter or affect the Lessor’s rights hereunder with respect to any subsequent payments or defaults therein.

16.4. Rights of Trustee and Servicer Upon Liquidation Event of Default, Limited Liquidation Event of Default and Non-Performance of Certain Covenants.

(i) If a Liquidation Event of Default or a Limited Liquidation Event of Default shall have occurred and be continuing, the Trustee, to the extent provided in the Indenture, shall have the rights against the Lessee and the Collateral provided in the Indenture and the Collateral Agency Agreement upon a Liquidation Event of Default or such a Limited Liquidation Event of Default, as the case may be, including the right to take possession of all or a portion of the ZVF Vehicles immediately from the Lessee.

(ii) Upon the occurrence of a Liquidation Event of Default or a Limited Liquidation Event of Default, the Servicer shall dispose of any or all ZVF Vehicles in accordance with the instructions of the Lessor. To the extent the Servicer fails to so dispose of any such ZVF Vehicles, the Lessor shall have the right to otherwise dispose of such ZVF Vehicles. In addition, following the occurrence of a Liquidation Event of Default or a Limited Liquidation Event of Default, the Lessor shall have all of the rights, remedies, powers, privileges and claims vis-a-vis the Lessee, necessary or desirable to allow the Trustee to exercise the rights, remedies, powers, privileges and claims given to the Trustee pursuant to Sections 3.3 and 9.2 of the Base Indenture, and the Lessee acknowledges that it has hereby granted to the Lessor all such rights, remedies, powers, privileges and claims granted by the Lessor to the Trustee pursuant to Article 3 of the Base Indenture and that the Trustee may (but shall not be obligated to unless directed in accordance with the Base Indenture) act in lieu of the Lessor in the exercise of all such rights, remedies, powers, privileges and claims.

16.5. Measure of Damages. If an Operating Lease Event of Default, a Limited Liquidation Event of Default or a Liquidation Event of Default occurs and the Lessor or the Trustee exercises the remedies granted to the Lessor or the Trustee under this Article 16 or Section 9.2 of the Base Indenture, the amount that the Lessor shall be permitted to recover from the Lessee as payment shall be equal to:

(i) all accrued and unpaid Rent for each ZVF Vehicle to the earlier of the date of the return to the Lessor of such ZVF Vehicle or disposition by the Servicer of such ZVF Vehicle in accordance with the terms of this Agreement and all other payments payable under this Agreement; plus

(ii) any reasonable out-of-pocket damages and expenses, including reasonable attorneys’ fees and expenses, which the Lessor, the Trustee or the Collateral Agent will have sustained by reason of such an Operating Lease Event of Default, Limited Liquidation Event of Default or Liquidation Event of Default, together with reasonable sums for such attorneys’ fees and such expenses as will be expended or incurred in the seizure, storage, rental or sale of the ZVF Vehicles or in the enforcement of any right or privilege hereunder or in any consultation or action in such connection; plus

(iii) interest from time to time on amounts due and unpaid under this Agreement at one-month LIBOR for each day plus 1.0% computed from the date of such an Operating Lease Event of Default, Limited Liquidation Event of Default or Liquidation Event of Default or the date payments were originally due to the Lessor under this Agreement or from the date of each expenditure by the Lessor or the Trustee, as applicable, which is recoverable from the Lessee pursuant to this Section 16, as applicable, to and including the date payments are made by the Lessee.

16.6. Vehicle Return Default. If the Lessee fails to comply with the provisions of Section 2.3(b) hereof with respect to any ZVF Vehicle (a “Vehicle Return Default”), then the Lessor at its option may:

(i) proceed by appropriate court action or actions, either at law or equity, to enforce performance by the Lessee of such covenants and terms of this Agreement or to recover damages for the breach hereof calculated in accordance with Section 16.5 as it relates to such ZVF Vehicle; or

(ii) by notice in writing to the Lessee following the occurrence of such Vehicle Return Default, terminate this Agreement with respect to such ZVF Vehicle and/or the right of possession hereunder of the Lessee with respect to such ZVF Vehicle and the Lessor may direct delivery by the Servicer of the Certificate of Title to such ZVF Vehicle to or upon the order of the Lessor, whereupon all rights and interests of the Lessee to such ZVF Vehicle will cease and terminate (but the Lessee will remain liable hereunder as herein provided, provided, however, that its liability will be calculated in accordance with Section 16.5 as it relates to such ZVF Vehicle); and thereupon the Lessor or its agents (including the Servicer) may peaceably enter upon the premises of the Lessee or other premises where the ZVF Vehicle may be located and take possession of it and thenceforth hold, possess and enjoy the same free from any right of the Lessee or its successors or assigns to use such ZVF Vehicle for any purpose whatsoever and the Lessor will nevertheless have a right to recover from the Lessee any and all amounts which, under the terms of this Agreement may then be due; or

(iii) hold, keep idle or lease to others such ZVF Vehicle, as the Lessor in its sole discretion may determine, free and clear of any rights of the Lessee without any duty to account to the Lessee with respect to such action or inaction or for any proceeds with respect to such action or inaction except that the Lessee’s obligation to pay Monthly Base Rent for periods commencing after the Lessee shall have been deprived of the use of such ZVF Vehicle pursuant to this clause (iii) shall be reduced by the net proceeds, if any, received by the Lessor from leasing such ZVF Vehicle to any person other than the Lessee for the same period or any portion thereof; or

(iv) whether or not the Lessor shall have exercised or shall thereafter exercise any of the rights under the foregoing clauses (i), (ii) or (iii), demand by written notice to the Lessee that it pay to the Lessor immediately, and it shall so pay to the Lessor, the Vehicle Purchase Price with respect to such ZVF Vehicle.

(v) if the Lessor shall have sold any ZVF Vehicle repossessed by the Lessor pursuant to clause (ii) above, the Lessor in lieu of exercising its rights under clause (iv) above with respect to such ZVF Vehicle may, if it shall so elect, demand that the Lessee pay to the Lessor and the Lessee shall pay to the Lessor on the date of such sale as liquidated damages for loss of a bargain and not as a penalty, any unpaid Rent due through such date of sale plus the amount of any deficiency between the net proceeds of such sale and the Termination Value of such ZVF Vehicle computed as of the date of the sale.

16.7. Servicer Default. Any of the following events will constitute a default of the Servicer (“Servicer Default”) as that term is used herein: (i) the failure in a material respect of the Servicer to comply with or perform any provision of this Agreement or any other Related Document (other than any Related Document relating solely to a Segregated Series of Notes), and such default continues for more than thirty (30) days after the earlier of the date written notice is delivered by the Lessor or the Trustee to the Servicer or the Servicer has actual knowledge thereof; (ii) an Event of Bankruptcy occurs with respect to the Servicer; (iii) the failure of the Servicer to make any payment when due from it hereunder or under any of the other Related Documents (other than any Related Document relating solely to a Segregated Series of Notes) or to deposit any Collections received by it into a Collateral Account when required under the Related Documents and, in each case, such failure continues for 5 Business Days; or (iv) if any representation or warranty made by the Servicer in any Related Document (other than any Related Document relating solely to a Segregated Series of Notes) is inaccurate or incorrect or is breached or is false or misleading in any material respect as of the date of the making thereof or any schedule, certificate, financial statement, report, notice, or other writing furnished by or on behalf of the Servicer to the Lessor or the Trustee pursuant to any Related Document (other than any Related Document relating solely to a Segregated Series of Notes) is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified, and the circumstance or condition in respect of which such representation, warranty or writing was inaccurate, incorrect, breached, false or misleading in any material respect, as the case may be, shall not have been eliminated or otherwise cured for thirty (30) days after the earlier of (x) the date of the receipt of written notice thereof from the Lessor or the Trustee to the Servicer and (y) the date the Servicer learns of such circumstance or condition. In the event of a Servicer Default, the Lessor shall (i) notify the Trustee of such Servicer Default in accordance with Section 8.8 of the Base Indenture, (ii) request the direction of the Trustee to terminate the Servicer in accordance with Section 8.7(c) of the Base Indenture and (iii) request the consent of the Trustee to replace the Servicer in accordance with Section 8.7(c) of the Base Indenture and Section 3.6 of the Collateral Agency Agreement.

16.8. Application of Proceeds. The proceeds of any sale or other disposition pursuant to Section 16.2, 16.3 or 16.6 shall be applied by the Lessor in its sole discretion as the Lessor deems appropriate net, in the case of a Liquidation Event of Default or Limited Liquidation Event of Default, of fees, costs and expenses owing hereunder or under the other Related Documents, by the Lessor to the Trustee or the Collateral Agent.

17. CERTIFICATION OF TRADE OR BUSINESS USE. The Lessee hereby warrants and certifies, under penalties of perjury, that it intends to use the ZVF Vehicles which are subject to this Agreement in its trade or business.

18. TITLE TO ZVF VEHICLES. This is an agreement to lease only and title to and beneficial ownership of ZVF Vehicles will at all times remain in the Lessor. The Lessee will not have any rights or interest in ZVF Vehicles whatsoever other than the right of possession and use as provided by this Agreement.

19. RIGHTS OF LESSOR ASSIGNED TO TRUSTEE. The Lessee acknowledges that the Lessor has assigned or will assign all of its rights under this Agreement to the Trustee pursuant to the Indenture. Accordingly, the Lessee agrees that:

(i) subject to the terms of the Indenture, the Trustee shall have all the rights, powers, privileges and remedies of the Lessor hereunder and the Lessee’s obligations hereunder (including the payment of Rent and all other amounts payable hereunder) shall not be subject to any claim or defense which the Lessee may have against the Lessor (other than the defense of payment actually made) and shall be absolute and unconditional and shall not be subject to any abatement, setoff, counterclaim, deduction or reduction for any reason whatsoever. Specifically, the Lessee agrees that, upon the occurrence of an Operating Lease Event of Default, a Limited Liquidation Event of Default) or a Liquidation Event of Default, the Trustee may exercise (for and on behalf of the Lessor) any right or remedy against the Lessee provided for herein and the Lessee will not interpose as a defense that such claim should have been asserted by the Lessor;

(ii) upon the delivery by the Trustee of any notice to the Lessee stating that an Operating Lease Event of Default, Liquidation Event of Default or Limited Liquidation Event of Default has occurred, the Lessee will, if so requested by the Trustee, treat the Trustee for all purposes as the Lessor hereunder and in all respects comply with all obligations under this Agreement that are asserted by the Trustee, as the Lessor hereunder, irrespective of whether the Lessee has received any such notice from the Lessor; and

(iii) the Lessee acknowledges that pursuant to this Agreement it has agreed to make all payments of Rent hereunder (and any other payments hereunder) directly to the Trustee for deposit in the Collection Account.

20. MODIFICATION AND SEVERABILITY. The terms of this Agreement will not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever unless (i) the same shall be in writing and signed and delivered by the Lessor, the Servicer and the Lessee and consented to in writing by the Trustee and (ii) the Rating Agency Condition with respect to each Series of Notes Outstanding that is rated by a Rating Agency shall have been satisfied with respect to such amendment. If any part of this Agreement is not valid or enforceable according to law, all other parts will remain enforceable.

21. SERVICER ACTING AS AGENT OF THE LESSOR. The parties to this Agreement acknowledge and agree that Zipcar acts as Servicer of the Lessor pursuant to this Agreement, and, in such capacity, as the agent of the Lessor, for purposes of performing certain duties of the Lessor under this Agreement and the Related Documents (other than any Related Documents or portions thereof relating solely to a Segregated Series of Notes). As compensation for the Servicer’s performance of such duties, the Lessor shall pay to the Servicer on each Payment Date (i) a fee (the “Monthly Servicing Fee”) equal to 0.50% per annum, payable at one-twelfth the annual rate, on the outstanding Net Book Value of the ZVF Vehicles as of the last day of the Related Month and (ii) the reasonable costs and expenses of the Servicer incurred by it as a result of arranging for the sale of ZVF Vehicles returned to the Lessor in accordance with Section 2.3(a) or as a result of a Vehicle Return Default and sold to third parties; provided, however, that such costs and expenses shall only be payable to the Servicer to the extent of any excess of the sale price received by the Lessor for any such ZVF Vehicle over the Termination Value thereof.

22. MINIMUM DEPRECIATION RATE. The Lessor agrees that the Depreciation Schedules with respect to ZVF Vehicles leased under this Agreement shall be established such that the Depreciation Charges accruing with respect to each ZVF Vehicle during each Related Month shall be based on a percentage at least equal to 1.67% or such lower percentage in respect of which the Rating Agency Condition with respect to each Series of Notes Outstanding shall have been satisfied.

23. CERTAIN REPRESENTATIONS AND WARRANTIES. The Lessee represents and warrants to the Lessor and the Trustee that as of the date hereof, as of each Vehicle Operating Lease Commencement Date and as of each Closing Date with respect to each subsequent Series of Notes:

23.1. Organization; Power; Qualification. The Lessee has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power under the laws of such State to execute and deliver this Agreement and the other Related Documents (other than any Related Documents relating only to a Segregated Series of Notes) to which it is a party and to perform its obligations hereunder and thereunder, and is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction where the character of its properties or the nature of its business makes such qualification necessary except where the failure to do so would not in the aggregate reasonably be expected to result in a Material Adverse Effect.

23.2. Authorization; Enforceability. Each of this Agreement and the other Related Documents (other than any Related Documents relating only to a Segregated Series of Notes) to which it is a party has been duly authorized, executed and delivered on behalf of the Lessee and, assuming due authorization, execution and delivery by the other parties hereto or thereto, is a valid and legally binding agreement of the Lessee enforceable against the Lessee in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally or by general equitable principles, whether considered in a proceeding at law or in equity or by an implied covenant of good faith and fair dealing).

23.3. Compliance. The execution, delivery and performance by the Lessee of this Agreement and the Related Documents (other than any Related Documents relating only to a Segregated Series of Notes) will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Lessee pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement, guarantee, lease financing agreement or other similar agreement or instrument under which the Lessee is a debtor or guarantor nor will such action result in a violation of any provision of applicable law or regulation or of the provisions of the certificate of incorporation or the by-laws of the Lessee.

23.4. Other. There is no consent, approval, authorization, order, registration or qualification of or with any Governmental Authority having jurisdiction over the Lessee which is required for, and the absence of which would materially affect, the execution, delivery and performance of this Agreement or the Related Documents (other than any Related Documents relating only to a Segregated Series of Notes).

23.5. Financial Statements. (a) The Lessee has furnished the Lessor with, and the Lessor hereby acknowledges receipt of, a copy of the audited consolidated financial statements of the Lessee and its consolidated subsidiaries as of December 31, 2009, and the related statements of operations, stockholders’ equity and cash flows of the Lessee and its consolidated subsidiaries for the year ended December 31, 2009. Such financial statements present fairly in all material respects the consolidated financial position of the Lessee and its consolidated subsidiaries at December 31, 2009 and 2008, and the consolidated results of operations and cash flows for each of the three years in the period ended December 31, 2009, in conformity with GAAP.

(b) The Lessee has furnished the Lessor with, and the Lessor hereby acknowledges receipt of, a copy of the unaudited consolidated financial statements consisting of a statement of the financial position of the Lessee and its consolidated subsidiaries as of March 31, 2010, and the related statements of operations, stockholders’ equity and cash flows of the Lessee and its consolidated subsidiaries for the three months ended March 31, 2010. Such financial statements present fairly in all material respects the consolidated financial position of the Lessee and its consolidated subsidiaries at March 31, 2010, and the consolidated results of operations and cash flows of the Lessee and its consolidated subsidiaries for the quarterly period ended March 31, 2010, in conformity with GAAP.

(c) All statements of financial position, all statements of operations, all statements of stockholders’ equity and of cash flow, and other financial data (other than projections) which shall hereafter be furnished by the Lessee to the Lessor or the Trustee pursuant hereto will have been prepared in accordance with GAAP applied on a consistent basis (to the extent applicable) and will present fairly the consolidated financial position of the Lessee and its consolidated subsidiaries as of the dates thereof and the results of their operations for the periods covered thereby, subject, in the case of all unaudited statements, to normal year-end adjustments and lack of footnotes and presentation items.

(d) As of the date of this Agreement there has not occurred any material adverse change in the financial position of the Lessee and its subsidiaries considered as a whole, since March 31, 2010.

(e) The financial data which shall be delivered to the Lessor and the Trustee pursuant to Section 24.5 will be prepared in conformity with GAAP and will present fairly in all material respects the financial condition of the Lessee as of the dates thereof and the results of its operations for the periods covered thereby.

23.6. Investment Company Act. The Lessee is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the Lessee is not subject to any other statute which would impair or restrict its ability to perform its obligations under this Agreement or the other Related Documents (other than any Related Documents relating only to a Segregated Series of Notes), and neither the entering into or performance by the Lessee of this Agreement violates any provision of the Investment Company Act.

23.7. Supplemental Documents True and Correct. All information contained in any material Supplemental Document which has been submitted, or which may hereafter be submitted by the Lessee to the Lessor is, or will be, true, correct and complete in all material respects.

23.8. ERISA. The Lessee has satisfied the minimum funding standards under ERISA with respect to its Plans and is in compliance in all material respects with the currently applicable provisions of ERISA.

23.9. Governmental Authorization. The Lessee has all licenses, franchises, permits and other governmental authorizations necessary for all businesses presently carried on by it (including owning and leasing the real and personal property owned and leased by it), except where failure to obtain such licenses, franchises, permits and other governmental authorizations would not in the aggregate have a Material Adverse Effect.

23.10. Compliance with Laws. The Lessee: (i) is not in violation of any law, ordinance, rule, regulation or order of any Governmental Authority applicable to it or its property, except any such violations which in the aggregate would not have a Material Adverse

Effect, and no such violations have been alleged, (ii) has filed in a timely manner all reports, documents and other materials required to be filed by it with any governmental bureau, agency or instrumentality (and the information contained in each of such filings is true, correct and complete in all material respects), except any such failures to make such filings which in the aggregate would not have a Material Adverse Effect, and (iii) has retained all records and documents required to be retained by it pursuant to any Requirement of Law, except any such failures to retain such records which in the aggregate would not reasonably be expected to have a Material Adverse Effect.

23.11. Absence of Default. The Lessee is in compliance with all of the provisions of its certificate or certificate of incorporation and by-laws and no event has occurred or failed to occur which has not been remedied or waived, the occurrence or non-occurrence of which constitutes, or with the passage of time or giving of notice or both would constitute, (i) an Operating Lease Event of Default or a Potential Operating Lease Event of Default or (ii) a default or event of default by the Lessee under any indenture, agreement or other instrument, or any judgment, decree or final order to which the Lessee is a party or by which the Lessee or any of its properties may be bound or affected that could reasonably be expected to result in a Material Adverse Effect.

23.12. Litigation. There is no action, suit or proceeding pending against or, to the knowledge of the Lessee, threatened against or affecting the Lessee before any court or arbitrator or any Governmental Authority in which there is a reasonable possibility of an adverse decision (i) other than with respect to any actions, suits or proceedings described on Schedule 23.12 hereto, that could materially adversely affect the financial position, results of operations, business, properties, performance or condition (financial or otherwise) of the Lessee or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Related Document or the ability of the Lessee to comply with any of the respective terms hereunder or thereunder.

23.13. Taxes. The Lessee has filed all tax returns which have been required to be filed by it (except where the requirement to file such return is subject to a valid extension or such failure relates to returns which, in the aggregate, show taxes due in an amount of not more than $500,000), all such returns are complete, true and accurate in all materials respects and the Lessee has paid or provided adequate reserves for the payment of all taxes shown due on such returns or required to be paid as a condition to such extension, as well as all payroll taxes and federal and state withholding taxes, and all assessments payable by it that have become due, other than those that are payable without penalty or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP. As of the date hereof and as of each Closing Date, there is no unresolved claim by a taxing authority of which notice has been provided to the Lessor or the Lessee concerning the Lessee’s tax liability for any period for which returns have been filed or were due other than those contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP.

23.14. Accuracy of Information. All data, certificates, reports, statements, opinions of counsel, documents and other information furnished to the Lessor or the Trustee by or on behalf of the Lessee pursuant to any provision of any Related Document, or in connection with or pursuant to any amendment or modification of, or waiver under, any Related Document, shall, at the time the same are so furnished, be complete and correct in all material respects to the extent necessary to give the Lessor or the Trustee, as the case may be, true and accurate knowledge of the subject matter thereof, and the furnishing of the same to the Lessor or the Trustee, as the case may be, shall constitute a representation and warranty by the Lessee made on the date the same are furnished to the Lessor or the Trustee, as the case may be, to the effect specified in this Section 23.14.

23.15. Solvency. Both before and after giving effect to the transactions contemplated by this Agreement and the other Related Documents, the Lessee is solvent within the meaning of the Bankruptcy Code and the Lessee is not the subject of any voluntary or involuntary case or proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy or insolvency law and no Event of Bankruptcy has occurred with respect to the Lessee.

23.16. Intellectual Property. The Lessee owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Lessee know of any valid basis for any such claim. The use of such Intellectual Property by the Lessee does not infringe on the rights of any Person in any material respect.

23.17. Labor Matters. There are no strikes or other labor disputes against the Lessee pending or, to the knowledge of the Lessee, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Lessee have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Lessee on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Lessee.

23.18. Eligible Vehicles. Each ZVF Vehicle is or will be, as the case may be, on the applicable Vehicle Operating Lease Commencement Date, an Eligible Vehicle.

23.19. Unrestricted Cash. The Lessee has an Unrestricted Cash Availability of not less than $10 million. “Unrestricted Cash Availability” means (i) cash and cash equivalents on the balance sheet of the Lessee (Zipcar, Inc.) that may be classified, in accordance with GAAP, as “unrestricted”, plus (ii) available undrawn commitments under the Lessee’s credit facilities.

24. CERTAIN COVENANTS. Until the expiration or termination of this Agreement, and thereafter until the obligations of the Lessee under this Agreement and the Related Documents (other than any Related Documents or portions thereof relating only to a Segregated Series of Notes) are satisfied in full, the Lessee covenants and agrees that, unless at any time the Lessor and the Trustee shall otherwise expressly consent in writing, it will:

24.1. Corporate Existence; Foreign Qualification. Do and cause to be done at all times all things necessary to (i) maintain and preserve its corporate existence; (ii) be, and ensure that it is, duly qualified to do business and in good standing as a foreign corporation in each jurisdiction where the character of its properties or the nature of its business makes such qualification necessary and where the failure to so qualify would be reasonably expected to result in a Material Adverse Effect; and (iii) comply with all Contractual Obligations and Requirements of Law binding upon it, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to result in a Material Adverse Effect.

24.2. Books, Records and Inspections. (i) Maintain complete and accurate books and records with respect to the ZVF Vehicles leased by it under this Agreement and the other ZVF Vehicle Collateral; (ii) at any time and from time to time during regular business hours, upon not less than reasonable prior notice from the Lessor or the Trustee, permit the Lessor or the Trustee (or such other person who may be designated from time to time by the Lessor or the Trustee) to examine and make copies of such books, records and documents in the possession or under the control of the Lessee relating to the ZVF Vehicles leased under this Agreement and the other ZVF Vehicle Collateral; and (iii) permit the Lessor, the Trustee or the Collateral Agent (or such other person who may be designated from time to time by the Lessor, the Trustee or the Collateral Agent) to visit the office and properties of the Lessee for the purpose of examining such materials, and to discuss matters relating to the ZVF Vehicles leased under this Agreement with the Lessee’s independent public accountants or with any of the officers or employees of the Lessee having knowledge of such matters, all at such reasonable times and as often as the Lessor or the Trustee may reasonably request. The Lessor agrees that it will not disclose any information obtained pursuant to this Section 24.2 which is not otherwise publicly available without the prior approval of the Lessee, except that the Lessor may disclose such information (x) to its officers, employees, attorneys and advisors, in each case on a confidential and need-to-know basis, and (y) as required by applicable law or compulsory legal process.

24.3. ERISA. Comply with the minimum funding standards under ERISA with respect to its Plans and use its best efforts to comply in all material respects with all other applicable provisions of ERISA and the regulations and interpretations promulgated thereunder.

24.4. Merger. Not merge or consolidate with or into any other Person unless (i) the Lessee is the surviving entity of such merger or consolidation or (ii) the surviving entity of such merger or consolidation expressly assumes the Lessee’s obligations under this Agreement.

24.5. Reporting Requirements. Furnish, or cause to be furnished to the Lessor and the Trustee:

(i) within 90 days after the end of each of its fiscal years, copies of the Annual Report on Form 10-K filed by the Lessee with the Securities and Exchange Commission (the “SEC”) or, if the Lessee is not a reporting company, financial information equivalent to that which would be required to be included in such an Annual Report if it were a reporting company, including without limitation, consolidated financial statements consisting of a balance sheet of the Lessee and its consolidated subsidiaries as at the end of such fiscal year and statements of income, stockholders’ equity and cash flows of the Lessee and its consolidated subsidiaries for such fiscal year, setting forth in comparative form the corresponding figures for the preceding fiscal year (if applicable), certified by and containing an opinion, unqualified as to scope, of a firm of independent certified public accountants of nationally recognized standing selected by the Lessee and acceptable to the Lessor and the Trustee;

(ii) within 45 days after the end of each of the first three quarters of each of its fiscal years, copies of the Quarterly Report on Form 10-Q filed by the Lessee with the SEC or, if the Lessee is not a reporting company, financial information equivalent to that which would be required to be included in such a Quarterly Report if it were a reporting company, including without limitation, (x) financial statements consisting of consolidated balance sheets of the Lessee and its consolidated subsidiaries as at the end of such quarter and statements of income, stockholders’ equity and cash flows of the Lessee and its consolidated subsidiaries for each such quarter, setting forth in comparative form the corresponding figures for the corresponding periods of the preceding fiscal year (if applicable), all in reasonable detail and certified (subject to normal year-end audit adjustments) by a senior financial officer of the Lessee as having been prepared in accordance with GAAP;

(iii) simultaneously with the delivery of the Annual Report on Form 10-K (or equivalent information) referred to in clause (i) above and the Quarterly Report on Form 10-Q (or equivalent information) referred to in clause (ii) above, an Officer’s Certificate of the Lessee stating whether, to the knowledge of such officer, there exists on the date of the certificate any condition or event which then constitutes, or which after notice or lapse of time or both would constitute, a Potential Operating Lease Event of Default or Operating Lease Event of Default, and, if any such condition or event exists, specifying the nature and period of existence thereof and the action of the Lessee is taking and proposes to take with respect thereto;

(iv) promptly after becoming aware thereof, (a) notice of the occurrence of any Potential Operating Lease Event of Default or Operating Lease Event of Default, together with a written statement of an Authorized Officer describing such event and the action that the Lessee proposes to take with respect thereto, and (b) notice of any Amortization Event;

(v) promptly after any executive officer of the Lessee becomes aware of the occurrence of any Reportable Event (other than a reduction in active Plan participants) with respect to any Plan, a certificate signed by the Chief Financial Officer of the Lessee setting forth the details as to such Reportable Event and the action which the Lessee is taking and proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation; and

(vi) from time to time while this Agreement is in effect, upon the reasonable request of the Lessor or the Trustee, officials of the Lessee will confer with officials of the Lessor or the Trustee, as applicable, and advise them as to matters bearing on the ZVF Vehicles or the operations or financial condition of the Lessee.

24.6. Payment of Taxes. Pay when due all taxes, assessments, fees and governmental charges of any kind whatsoever that may be at any time due or lawfully assessed or levied against or with respect to the Lessee, or its property and assets or any interest thereon. Notwithstanding the previous sentence, but subject in any case to the other requirements hereof and of the Related Documents, the Lessee shall not be required to pay any tax, charge, assessment or imposition nor to comply with any law, ordinance, rule, order, regulation or requirement so long as the Lessee shall contest, in good faith, the amount or validity thereof, in an appropriate manner or by appropriate proceedings and with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP. Each such contest shall be promptly prosecuted to final conclusion (subject to the right of the Lessee to settle any such contest).

24.7. Maintenance of the Vehicles. Maintain and cause to be maintained in good repair, working order, and condition all of the ZVF Vehicles in accordance with its ordinary business practices with respect to all other vehicles owned by it and used in its car sharing business, except to the extent that any such failure to comply with such requirements does not, in the aggregate, materially adversely affect the interests of the Lessor under this Agreement or the interests of the Noteholders under the Indenture or the likelihood of repayment of the Notes. From time to time the Lessee will make or cause to be made all appropriate repairs, renewals, and replacements with respect to the ZVF Vehicles.

24.8. Liens. Not create or permit to exist any Lien with respect to any ZVF Vehicle now or hereafter existing or acquired except for Permitted Liens.

24.9. Use of Vehicles. Not use or allow the ZVF Vehicles to be used (i) for any illegal purposes or (ii) in any manner that would subject the ZVF Vehicles to confiscation.

24.10. ZVF LLC Agreement. (a) Not amend the ZVF LLC Agreement or ZVF’s certificate of formation unless, prior to such amendment, the Rating Agency Condition with respect to each Series of Indenture Notes Outstanding that is rated by a Rating Agency shall have been satisfied with respect to such amendment.

(b) Provide the Trustee and each Rating Agency, if any, at least ten (10) days’ prior written notice of the appointment of any Independent Director to ZVF’s Board of Directors, which notice shall certify that the designated Person qualifies as an “Independent Director”; provided that if such appointment is to fill a vacancy, such notice shall be given as promptly as possible.

24.11. Debt. Not incur Non-Vehicle Corporate Debt which would cause the aggregate principal amount of Non-Vehicle Corporate Debt to exceed $50,000,000 at any time. “Non-Vehicle Corporate Debt” shall mean any obligation of Zipcar, Inc. arising under a Corporate Debt Facility other than debt incurred for acquiring vehicles that is secured by a first lien on such vehicles or incurred in connection with a lease of such vehicles (whether pursuant to an operating lease or a finance lease). “Corporate Debt Facility” shall mean each credit agreement, loan agreement, indenture or other agreement evidencing an obligation for borrowed money with respect to which Zipcar, Inc. is an obligor.

24.12. Separate Conduct of Business. The Lessee acknowledges its receipt of that certain opinion letter issued by Latham & Watkins LLP dated the date hereof and addressing the issue of substantive consolidation as it may relate to the Lessee and the Lessor. The Lessee hereby agrees to maintain in place all policies and procedures, and take and continue to take all action described in the factual assumptions set forth in such opinion letter and relating to the Lessee.

25. INDEMNITY. The Lessee and the Servicer, jointly and severally, agree to indemnify and hold harmless the Lessor, the Trustee and Collateral Agent, and their respective directors, officers, stockholders, agents and employees (collectively, the “Indemnified Persons”) against any and all claims, demands, losses, damages and liabilities of whatsoever nature and all costs and expenses relating to or in any way arising out of, including reasonable costs of investigation and attorney’s fees and expenses (collectively, “Losses”):

(i) the ordering, delivery, acquisition, title on acquisition, rejection, installation, possession, titling, retitling, registration, re-registration, custody by the Servicer of title and registration documents, use, non-use, misuse, operation, deficiency, defect, transportation, repair, maintenance, control or disposition of any ZVF Vehicle leased hereunder. The foregoing shall include, without limitation, any liability (or any alleged liability) of the Lessor or any other Indemnified Person to any third party arising out of any of the foregoing, including, without limitation, all reasonable legal fees, costs and disbursements arising out of such liability (or alleged liability);

(ii) all federal, state, county, municipal, foreign or other fees, taxes and assessments of whatsoever nature including but not limited to (A) license, qualification, registration, franchise, sales, use, gross receipts, ad valorem, business, property (real or personal), excise, motor vehicle, and occupation fees and taxes, and penalties and interest thereon, whether assessed, levied against or payable by the Lessor, any other Indemnified Party or otherwise, with respect to any ZVF Vehicle or the acquisition, purchase, sale, lease, rental, use, operation, control, ownership or disposition of any ZVF Vehicle or measured in any way by the value thereof or by the business of, investment in, or ownership by the Lessor or any other Indemnified Party with respect thereto, (B) documentary, stamp, filing, recording, mortgage or other taxes, if any, which may be payable by the Lessor or any other Indemnified Person in connection with the execution, delivery, recording or filing of this Agreement or the other Related Documents or the leasing of any ZVF Vehicles hereunder and any penalties or interest with respect thereto and (C) federal, state, local and foreign income taxes and penalties and interest thereon, whether assessed, levied against or payable by the Lessor or otherwise as a result of its being a member of any group of corporations including the Servicer or the Lessee that files any tax returns on a consolidated or combined basis; and

(iii) any violation by the Lessee or the Servicer of the terms of this Agreement or of any Related Documents to which the Lessee or the Servicer is a party or by which it is bound or any laws, rules, regulations, orders, writs, injunctions, decrees, consents, approvals, exemptions, authorizations, licenses and withholdings of objections of any governmental or public body or authority and all other requirements having the force of law applicable at any time to any ZVF Vehicle or any action or transaction by the Lessee or the Servicer with respect thereto or pursuant to this Agreement.

(b) The Lessee and the Servicer, jointly and severally, agree to pay all out-of-pocket costs of the Lessor (including reasonable fees and out-of-pocket expenses of counsel for the Lessor) in connection with the execution, delivery and performance of this Agreement and the other Related Documents.

(c) The Lessee agrees to pay (i) all out-of-pocket costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Lessor or the Trustee and the Collateral Agent in connection with the administration, enforcement, waiver or amendment of this Agreement and any other Related Documents and (ii) all indemnification obligations of the Lessor under the Related Documents.

(d) The Lessee and the Servicer, jointly and severally, agree to pay all costs, fees, expenses, damages and liabilities (including, without limitation, reasonable fees and out of pocket expenses of counsel) in connection with, or arising out of, any claim made by any third party against the Lessor for any reason.

(e) The Lessee and the Servicer, jointly and severally, shall forthwith upon demand reimburse the Lessor or the relevant Indemnified Person for any sum or sums expended with respect to any of the foregoing; provided, however, that, if so requested by the Lessee or the Servicer, the Lessor or Indemnified Party shall submit to the Lessee and the Servicer a statement documenting any such demand for reimbursement or prepayment. To the extent that the Lessee and the Servicer in fact indemnify an Indemnified Party under the indemnity provisions of this Agreement, the Lessee and the Servicer shall be subrogated to such Indemnified Party’s rights in the affected transaction and shall have a right to determine the settlement of claims therein.

(f) Each Indemnified Party agrees to notify Zipcar of any claim made against it for which Zipcar may be liable pursuant to this Agreement and, if Zipcar requests, to contest or allow Zipcar to contest such claim. If any Operating Lease Event of Default shall have occurred and be continuing, no contest shall be required, and any contest which has begun shall not be required to be continued to be pursued, unless arrangements to secure the payment of Zipcar’s obligations pursuant to this Agreement have been made and such arrangements are reasonably satisfactory to the Indemnified Parties. Zipcar may settle any such claim with the related Indemnified Party’s consent, which consent shall not be unreasonably withheld. Zipcar will inform the Indemnified Person of any such claim and of the defense thereof and will provide copies of material documents relating to any such claim or defense to such Indemnified Person upon request. Such Indemnified Person may participate in any such defense at its own expense provided such participation does not interfere with Zipcar’s assertion of such claim or defense. Zipcar agrees that no Indemnified Person will be liable to Zipcar for any claim caused directly or indirectly by the inadequacy of any ZVF Vehicle leased by the Lessee for any purpose or any deficiency or defect therein or the use or maintenance thereof or any repairs, servicing or adjustments thereto or any delay in providing or failure to provide such repairs, servicing or adjustments or any interruption or loss of service or use thereof or any loss of business, all of which shall be the risk and responsibility of Zipcar. The rights and indemnities of each Indemnified Person hereunder are expressly made for the benefit of, and will be enforceable by, each Indemnified Person notwithstanding the fact that such Indemnified Person is either no longer a party to (or entitled to receive the benefits of) this Agreement, or was not a party to (or entitled to receive the benefits of) this Agreement at its outset. Except as otherwise set forth herein, nothing herein shall be deemed to require Zipcar to indemnify the Lessor for any of the Lessor’s acts or omissions which constitute gross negligence or willful misconduct. This general indemnity shall not affect any claims of the type discussed above which Zipcar may have against the Manufacturer of a Vehicle.

(g) The obligations, rights and liabilities of Zipcar and each Indemnified Party hereunder shall continue in full force and effect for as long as ZVF owns a ZVF Vehicle. The provisions of this Section 25 shall survive the expiration or earlier termination of this Agreement or any lease of any ZVF Vehicle hereunder.

26. NO PETITION. Each of the Lessee and the Servicer hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of the last Outstanding Indenture Notes, it will not institute against, or join with, encourage or cooperate with any other Person in instituting against the Lessor, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States. In the event that the Lessee or the Servicer takes action in violation of this Section 26, the Lessor agrees, for the benefit of the Indenture Noteholders, that it shall file an answer with the bankruptcy court or otherwise properly contest the filing of such a petition by the Lessee or the Servicer, as the case may be, against it or the commencement of such action and raise the defense that the Lessee or the Servicer, as the case may be, has agreed in writing not to take such action and should be estopped and precluded therefrom. The provisions of this Section 26 shall survive the termination of this Agreement.

27. SUBMISSION TO JURISDICTION. The Lessor and the Trustee may enforce any claim arising out of this Agreement in any state or federal court having subject matter jurisdiction, including, without limitation, any state or federal court located in the State of New York. For the purpose of any action or proceeding instituted with respect to any such claim, the Lessee hereby irrevocably submits to the jurisdiction of such courts. The Lessee further irrevocably consents to the service of process out of said courts by mailing a copy thereof, by registered mail, postage prepaid, to the Lessee and agrees that such service, to the fullest extent permitted by law, (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall be taken and held to be valid personal service upon and personal delivery to it. Nothing herein contained shall affect the right of the Trustee and the Lessor to serve process in any other manner permitted by law or preclude the Lessor or the Trustee from bringing an action or proceeding in respect hereof in any other country, state or place having jurisdiction over such action. The Lessee hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court located in the State of New York and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

28. GOVERNING LAW. THIS AGREEMENT AND ALL MATTERS ARISING OUT OF OR RELATING THERETO IN ANY WAY WHATSOEVER (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Lessee and the Servicer and all rights of the Lessor or the Trustee expressed herein shall be in addition to and not in limitation of those provided by applicable law or in any other written instrument or agreement.

29. JURY TRIAL. EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT TO WHICH IT IS A PARTY, OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED TRANSACTION, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

30. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party, addressed to it, at its address or telephone number set forth on the signature pages below, or at such other address or telephone number as such party may hereafter specify for the purpose by notice to the other party. Copies of notices, requests and other communications delivered to the Trustee, the Lessee and/or the Lessor pursuant to the foregoing sentence shall be sent to the following addresses:

TRUSTEE:

Deutsche Bank Trust Company Americas

60 Wall Street 26th Floor, Mail Stop NYC60-2606

New York, New York 10005

Attention: Alternative and Structured Finance Services

Telephone: (212) 250-2946

Fax: (212) 553-2460

LESSOR:

Zipcar Vehicle Financing LLC

c/o	Zipcar, Inc.

25 First Street, 4th Floor

Cambridge, MA 02141

Attention: Maria Stahl

Telephone: (617) 995-4231

Fax: (617) 995-4300

LESSEE AND SERVICER:

Zipcar, Inc.

25 First Street, 4th Floor

Cambridge, MA 02141

Attention: Edward Goldfinger

Telephone: (617) 995-4231

Fax: (617) 995-4300

Each such notice, request or communication shall be effective when received at the address specified below. Copies of all notices must be sent by first class mail promptly after transmission by facsimile.

31. SURVIVABILITY. In the event that, during the term of this Agreement, the Lessee becomes liable for the payment or reimbursement of any obligations, claims or taxes pursuant to any provision hereof, such liability will continue, notwithstanding the expiration or termination of this Agreement, until all such amounts are paid or reimbursed by the Lessee.

32. HEADINGS. Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

33. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same Agreement.

34. BENEFICIARIES. The Collateral Agent and the Trustee are hereby made third-party beneficiaries of this Agreement, and may enforce their rights hereunder with the same force and effect as if they were parties hereto.

35. PATRIOT ACT. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act Deutsche Bank Trust Company Americas, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Agreement agree that they will provide Deutsche Bank Trust Company Americas with such information as it may reasonably request in order for the Deutsche Bank Trust Company Americas to satisfy the requirements of the USA Patriot Act.

36. TRUSTEE PROTECTIONS. To the extent it is necessary for the Trustee or Collateral Agent to act hereunder, it shall have all of the rights, protections and immunities granted to them under the other Related Documents.

IN WITNESS WHEREOF, the parties have executed this Agreement or caused it to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

LESSOR:

ZIPCAR VEHICLE FINANCING LLC

By:	/s/ Edward Goldfinger
Name:	Edward Goldfinger
Title:	Treasurer

Address:	25 First Street, 4th Floor
Cambridge, MA 02141
Attention:	Maria Stahl
Telephone:	(617) 995-4231
Fax:	(617) 995-4300

LESSEE AND SERVICER:

ZIPCAR, INC.

By:	/s/ Scott W. Griffith
Name:	Scott W. Griffith
Title:	CEO

Address:	25 First Street, 4th Floor
Cambridge, MA 02141
Attention:	Edward Goldfinger
Telephone:	(617) 995-4231
Fax:	(617) 995-4300

SCHEDULE 2.1 TO THE ZVF LEASE

Vehicle Acceptance/Rejection

An employee of the Lessee or an agent of the Lessee will accept a ZVF Vehicle if:

a.	The VIN of such ZVF Vehicle matches the VIN for such ZVF Vehicle specified in the applicable purchase order

b.	Such ZVF Vehicle is free from damages and defects

c.	All accessories (including without limitation keys, manuals and floor mats) are present

SCHEDULE 7 TO THE ZVF LEASE

Customary practices regarding the preparation, conditioning and scheduled maintenance of ZVF Vehicles

Preparation

Install on-board computer system and test to ensure:

1.	Vehicle mileage is being captured

2.	Lock/Unlock feature is working correctly

Preventative Maintenance

Maintenance scheduled by make and model of ZVF Vehicle based on predetermined mileage, generally consisting of:

1.	Oil change every 5,000 to 10,000 miles

2.	Comprehensive safety inspection every 5,000 to 10,000 miles

3.	Tire rotation every 8,000 to 12,000 miles

4.	Brake maintenance every 20,000 to 30,000 miles or as required upon inspection

5.	Tire replacement every 25,000 to 35,000 miles or as required upon inspection

6.	Coolant replacement every 25,000 to 35,000 miles

7.	Cabin air filter replacement every 25,000 to 35,000 miles

Conditioning

1.	General cleaning of each ZVF Vehicle on a weekly basis

2.	Comprehensive detailing of each ZVF Vehicle on an annual basis

3.	Damage assessed based on member reports and repairs made in accordance with Lessee condition standards, considering remarketing effect.

SCHEDULE 23.12 TO THE ZVF LEASE

Material Pending Litigation

Complaint, Blay v. Zipcar Inc., No. 09-cv-11683-NMG (D. Mass. filed Oct. 07, 2009)